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                                                                     EXHIBIT 3.2


                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                              OF LET'S PLAY SPORTS


     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation ("Corporation") adopts the following Articles of Amendment to its Articles of Incorporation:

     First: The name of the Corporation is Let's Play Sports, Inc.

     Second: Effective upon filing of these Articles of Amendment with the Colorado Secretary of State, every single share of the Corporation's $0.001 par value common stock outstanding on such date ("Old Common Stock") shall automatically, without any action on the part of the holder thereof or the Corporation, be split into and shall become two fully paid and non-assessable shares of $0.001 par value common stock of the Corporation. Each holder of a certificate or certificates representing Old Common Stock shall be entitled, upon surrender of such certificate or certificates to the Corporation for cancellation, to receive a new certificate or new certificates representing the number of fully paid and non-assessable shares of the authorized common stock into which shares of Old Common Stock are hereby split as provided herein. The total number of shares of common stock that the Corporation shall have authority to issue shall remain 15,000,000 shares after the forward stock split.

     Third: These Articles of Amendment to the Articles of Incorporation were proposed and recommended for shareholder approval by the Board for Directors of the Corporation pursuant to the unanimous written consent of the Board of Directors of the Corporation in lieu of meeting dated November 16, 2000. The Corporation has only one shareholder voting group and at a Special Meeting of Shareholders held on November 30, 2000, the number of votes cast for the amendment set forth herein by such voting group was sufficient for approval of the amendment.

     Dated: December 4, 2000

                                        LET'S PLAY SPORTS, INC.,
                                        A COLORADO CORPORATION



                                        /s/ THOMAS W. HIGGINSON
                                        ----------------------------------------
                                        Thomas W. Higginson, President